NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES $300 MILLION INCREASE IN SHARE REPURCHASE AUTHORIZATION TO $400 MILLION AND 5% DIVIDEND INCREASE TO $0.21 PER SHARE FOR COMMON STOCK

DAVIDSON, N.C. – May 10, 2024 -- Curtiss-Wright Corporation (NYSE: CW) today announced that the Board of Directors has authorized an additional $300 million for future share repurchases, increasing the total available authorization to $400 million, and declared a 5% increase in the quarterly dividend to twenty-one cents ($0.21) per share, payable July 5, 2024 to stockholders of record as of June 17, 2024.

“We believe in providing consistent returns to our shareholders through ongoing share repurchases and by steadily increasing our dividend in alignment with our long-term sales growth,” said Lynn M. Bamford, Chair and CEO of Curtiss-Wright Corporation. “These recent increases reflect our Board of Directors’ continued confidence in the Company's strong financial position and our ability to deliver solid free cash flow. Overall, we remain committed to a disciplined capital allocation strategy that consists of pursuing strategic acquisitions as an accelerator to organic growth, seeking operational investments with the highest returns, and returning capital to our shareholders to drive long-term shareholder value.”

Since 2021, the Company has returned in excess of $450 million via share repurchase activities. For 2024, the Company expects to minimally repurchase $50 million in shares via an ongoing 10b5-1 program, which is anticipated to offset potential dilution from compensation plans.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Power, Process and Industrial markets. We leverage a workforce of approximately 8,600 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.